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                                                                         EX-23.2


CONSENT OF ERNST AND YOUNG LLP

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Intelligent Systems Corporation pertaining to the Intelligent Systems Corporation Non-Employee Directors' Stock Option Plan of our report dated February 16, 2001 except for the third paragraph of Note 11, which is dated March 17, 2001, with respect to consolidated financial statements of PaySys International, Inc. and subsidiaries as of December 31, 1999 and 2000 and for the three years in the period ended December 31, 2000 included in the Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



                                              /s/ Ernst & Young LLP


March 29, 2001
Atlanta, Georgia

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